Exhibit 99.1

Fred's Reports 17% Net Income Growth in Second Quarter 2010

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 26, 2010--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the second quarter and six months ended July 31, 2010.

For the second quarter of 2010, Fred's net income increased 17% to $5.0 million or $0.13 per diluted share compared with net income of $4.2 million or $0.11 per diluted share in the year-earlier period. Operationally, excluding the effect of higher income taxes, Fred's earned $0.14 per diluted share versus operational earnings per diluted share of $0.13 in the year-earlier quarter. For the six months ended July 31, 2010, Fred's net income totaled $13.1 million or $0.34 per diluted share compared with net income of $12.8 million or $0.32 per diluted share in the year-earlier period.

Fred's total sales for the second quarter of fiscal 2010 increased 4% to $449.5 million from $434.2 million for the same period last year. Comparable store sales for the quarter increased 2.5% compared with a decrease of 1.3% in the second quarter last year. Fred's total sales for the first half of 2010 increased 3% to $921.1 million from $892.6 million for the same period last year. Comparable store sales for the 2010 year-to-date period increased 2.4% on top of an increase of 0.8% in the first half of 2009.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "Fred's results for the second quarter and first half of 2010 reflected several solid accomplishments in terms of comparable store sales growth, increased traffic and improved gross margin. These factors contributed to the Company's higher earnings for the period and signaled the ongoing improvement we are achieving with the implementation of our sales and profit-driving initiatives for 2010. The implementation of our Core 5 program to upgrade our stores remains on plan and continues to deliver the expected positive results. While our general merchandise departments are building traction, our pharmacy department is now feeling the impact of industry headwinds, in spite of Fred's achieving above-industry comparable script growth. We expect that over the next 18 months, the pharmacy industry will wrestle with the forthcoming changes in third-party reimbursement rates, decreasing sales caused by higher generic drug penetration, and continued expansion of $4 generic pricing, along with the expanded base of insured that will phase in between 2011 and 2014.

"The initiatives we laid out for 2010 have been the key drivers behind the improved customer traffic in the first two quarters of the year, and these specific initiatives will be fully implemented by the end of the third quarter," Efird continued. "We anticipate that this momentum will continue in the third and fourth quarters, and we remain confident in the Company's forecast for 2010 financial performance."

Fred's gross profit for the second quarter of 2010 increased 4% to $125.9 million from $120.7 million in the prior-year period. Gross margin for the quarter increased 20 basis points to 28.0% compared with 27.8% in the same quarter last year. The improvement in gross margin for the quarter resulted from favorable product mix and better management of store shrinkage. Gross profit for the first half of 2010 increased 5% to $262.9 million from $249.7 million in the first half of 2009. Gross margin for the year-to-date period in 2010 was 28.5%, up 50 basis points from 28.0% in the prior-year period.

Selling, general and administrative expenses, including depreciation and amortization, were 26.2% of sales compared with 25.9% of sales in the year-earlier period. The increase for the quarter was primarily attributed to cost associated with the Company's store upgrade program and new pharmacy growth. For the first half of 2010, selling, general and administrative expenses were 26.2% of sales compared with 25.6% in the first six months of 2009.

Operating income for the second quarter of 2010 was $8.2 million or 1.8% of sales, slightly higher in total compared with the prior-year period. For the first half of 2010, operating income was $21.4 million or 2.3% of sales compared with $21.8 million or 2.4% of sales in the first half of 2009.

During the second quarter, Fred's upgraded three express pharmacies to full stores and opened five express pharmacies and two additional new pharmacies. The Company also closed six pharmacies and refreshed 75 stores with its new Core 5 elements. During the first half of 2010, Fred's opened one new store, upgraded three express pharmacies to full stores and opened five express pharmacies and seven additional new pharmacies. During the first six months of the year, Fred's also closed six pharmacies and refreshed 120 stores with its new Core 5 elements.

In the third quarter of 2010, the Company expects total sales to increase 4% to 5%. Comparable store sales are expected to increase 2.0% to 4.0% versus an increase of 1.0% in the third quarter last year. Earnings per diluted share are forecasted to range from $0.16 to $0.19 for the third quarter compared with earnings per share of $0.13 in the same period last year. Based on this outlook, the Company continues to expect total earnings per diluted share for 2010 to be in the range of $0.72 to $0.79.

Fred's, Inc. operates 674 discount general merchandise stores, including 24 franchised Fred's stores. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's second quarter 2010 conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until September 26, 2010.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended July 31, 2010	13 Weeks Ended August 1, 2009	Percent Change
Net sales	$449,467	$434,214	3.5%
Operating income	$8,236	$8,156	1.0%
Net income	$4,958	$4,240	16.9%
Net income per share:
Basic	$0.13	$0.11	18.2%
Diluted	$0.13	$0.11	18.2%
Average shares outstanding:
Basic	39,179	39,914
Diluted	39,240	39,986

	26 Weeks Ended July 31, 2010	26 Weeks Ended August 1, 2009	Percent Change
Net sales	$921,114	$892,594	3.2%
Operating income	$21,418	$21,837	-1.9%
Net income	$13,149	$12,790	2.8%
Net income per share:
Basic	$0.34	$0.32	6.3%
Diluted	$0.34	$0.32	6.3%
Average shares outstanding:
Basic	39,164	39,904
Diluted	39,217	40,001

FRED'S, INC. Unaudited Fiscal 2010 Second Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended July 31, 2010	% of Total	13 Weeks Ended August 1, 2009	% of Total
Net sales	$449,467	100.0%	$434,214	100.0%
Cost of goods sold	323,531	72.0%	313,472	72.2%
Gross profit	125,936	28.0%	120,742	27.8%
Depreciation & amortization	7,227	1.6%	6,489	1.5%
Selling, general and administrative expenses	110,473	24.6%	106,097	24.4%
Operating income	8,236	1.8%	8,156	1.9%
Interest expense, net	57	0.0%	78	0.0%
Income before income taxes	8,179	1.8%	8,078	1.9%
Provision for income taxes	3,221	0.7%	3,838	0.9%
Net income	$4,958	1.1%	$4,240	1.0%
Net income per share:
Basic	$0.13		$0.11
Diluted	$0.13		$0.11
Weighted average shares outstanding:
Basic	39,179		39,914
Diluted	39,240		39,986

Unaudited Fiscal 2010 Six-month Results (in thousands, except per share amounts)

	26 Weeks Ended July 31, 2010	% of Total	26 Weeks Ended August 1, 2009	% of Total
Net sales	$921,114	100.0%	$892,594	100.0%
Cost of goods sold	658,229	71.5%	642,875	72.0%
Gross profit	262,885	28.5%	249,719	28.0%
Depreciation & amortization	14,190	1.5%	12,927	1.5%
Selling, general and administrative expenses	227,277	24.7%	214,955	24.1%
Operating income	21,418	2.3%	21,837	2.4%
Interest expense, net	107	0.0%	187	0.0%
Income before income taxes	21,311	2.3%	21,650	2.4%
Provision for income taxes	8,162	0.9%	8,860	1.0%
Net income	$13,149	1.4%	$12,790	1.4%
Net income per share:
Basic	$0.34		$0.32
Diluted	$0.34		$0.32
Weighted average shares outstanding:
Basic	39,164		39,904
Diluted	39,217		40,001

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	July 31, 2010	August 1, 2009
ASSETS:
Cash and cash equivalents	$46,872	$51,350
Inventories	314,802	308,918
Receivables	28,758	28,586
Other non-trade receivables	22,237	16,098
Prepaid expenses and other current assets	11,890	10,462
Total current assets	424,549	415,414
Property and equipment, net	138,662	138,668
Intangibles	18,116	11,111
Other non-current assets	3,698	4,330
Total assets	$585,025	$569,523

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$89,858	$90,291
Current portion of indebtedness	174	261
Accrued expenses and other	43,989	43,125
Deferred income taxes	19,733	13,557
Income taxes payable	--	1,302
Total current liabilities	153,754	148,536

Long-term portion of indebtedness	4,114	4,742
Deferred income taxes	987	1,263
Other non-current liabilities	17,057	15,937
Total liabilities	175,912	170,478
Shareholders' equity	409,113	399,045
Total liabilities and shareholders' equity	$585,025	$569,523

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer